Exhibit 99.1

Compensation Arrangements with Outside Directors

In September 2021, the Board of Directors and its Compensation Committee conducted their annual review of non-management (outside) director compensation and approved an increase in the annual retainer from $132,000 to $140,000, but no change in the committee chairperson fees. This is the first increase in the annual retainer for outside directors since September 2018.

Accordingly, outside directors are now paid an annual retainer of $140,000. Chairpersons of the Compensation, Nominating & Governance, and Information Technology Oversight Committees are paid an additional annual fee of $15,000. The Audit Committee chairperson is paid an additional annual fee of $25,000. In addition, each outside director who was elected at FedEx’s 2021 annual meeting received a stock option for 2,850 shares of FedEx common stock. Outside directors may elect to receive their annual retainer in all cash, all shares, or 50% in cash and 50% in shares.

Any outside director who is elected to the Board after the 2021 annual meeting will receive the applicable pro rata portion of the annual retainer and stock option grant in connection with his or her election.

The Compensation Committee annually reviews director compensation, including, among other things, comparing FedEx’s director compensation practices with those of other companies with annual revenues between $25 billion and $100 billion (this year’s comparison group included 86 companies, which are listed on Appendix A attached hereto, and was based on proxy statement data provided by a third-party compensation data provider). Before making a recommendation regarding director compensation to the Board, the Compensation Committee considers that the directors’ independence may be compromised if compensation exceeds appropriate levels or if FedEx enters into other arrangements beneficial to the directors.

Appendix A

3M Company

Abbott Laboratories

AbbVie Inc.

Accenture plc

Albertsons Companies, Inc.

Alimentation Couche-Tard Inc.

The Allstate Corporation

Altria Group, Inc.

American Express Company

American International Group, Inc.

Amgen Inc.

Archer-Daniels-Midland Company

Arrow Electronics, Inc.

Bank of America Corporation

Best Buy Co., Inc.

The Boeing Company

Bristol Myers Squibb Company

Caterpillar Inc.

Charter Communications, Inc.

Chevron Corporation

CHS Inc.

Chubb Limited

Cisco Systems, Inc.

Citigroup Inc.

The Coca-Cola Company

Deere & Company

Dell Technologies Inc.

Dollar General Corporation

Dollar Tree, Inc.

Dow Inc.

Enbridge Inc.

Energy Transfer L.P.

Enterprise Products Partners L.P.

Exelon Corporation

Facebook, Inc.

General Dynamics Corporation

General Electric Company

The Goldman Sachs Group, Inc.

HCA Healthcare, Inc.

Hewlett Packard Enterprise Company

Honeywell International Inc.

HP Inc.

Humana Inc.

Intel Corporation

International Business Machines Corporation

Jabil Inc.

Johnson & Johnson

Kraft Heinz Company

A-1

Lockheed Martin Corporation

Lowe’s Companies, Inc.

LyondellBasell Industries N.V.

Marathon Petroleum Corporation

Medtronic Public Limited Company

Merck & Co., Inc.

MetLife, Inc.

Mondelez International, Inc.

Morgan Stanley

NIKE, Inc.

Northrop Grumman Corporation

Oracle Corporation

PepsiCo, Inc.

Performance Food Group Company

Pfizer Inc.

Philip Morris International Inc.

Phillips 66

The Proctor & Gamble Company

The Progressive Corporation

Prudential Financial, Inc.

Publix Super Markets, Inc.

Raytheon Technologies Corporation

StoneX Group Inc.

Sysco Corporation

Target Corporation

Tech Data Corporation

Tesla, Inc.

Thermo Fisher Scientific Inc.

The TJX Companies, Inc.

T-Mobile US, Inc.

The Travelers Companies, Inc.

Tyson Foods, Inc.

United Natural Foods Inc.

United Parcel Service, Inc.

Valero Energy Corporation

ViacomCBS Inc.

The Walt Disney Company

Wells Fargo & Company

A-2